Exhibit 99.1

Contact

Black Box Corporation

Gary Doyle

Director - Investor Relations

Phone: (724) 873-6788

Email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS FIRST QUARTER OF FISCAL 2012 RESULTS

PITTSBURGH, PENNSYLVANIA, August 2, 2011 - Black Box Corporation (NASDAQ:BBOX) today reported results for the first quarter of Fiscal 2012 ended July 2, 2011.

First quarter of Fiscal 2012 diluted earnings per share were 53¢ on net income of $9.6 million or 3.6% of revenues compared to diluted earnings per share of 75¢ on net income of $13.1 million or 5.0% of revenues for the same quarter last year. On a sequential quarter comparison basis, fourth quarter of Fiscal 2011 diluted earnings per share were 68¢ on net income of $12.3 million or 4.8% of revenues. Excluding reconciling items (which are identified below), operating earnings per share (which is a non-GAAP term and is defined below) for the first quarter of Fiscal 2012 were 60¢ on operating net income (which is a non-GAAP term and is defined below) of $10.9 million or 4.1% of revenues compared to operating earnings per share of 84¢ on operating net income of $14.7 million or 5.6% of revenues for the same quarter last year.

First quarter of Fiscal 2012 pre-tax reconciling items were $2.1 million with an after-tax impact on net income and EPS of $1.3 million and 7¢, respectively. During the first quarter of Fiscal 2011, the Company’s pre-tax reconciling items were $2.6 million with an after-tax impact on net income and EPS of $1.6 million and 9¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.

First quarter of Fiscal 2012 total revenues were $268 million, an increase of 2% from $264 million for the same quarter last year. On a sequential quarter comparison basis, fourth quarter of Fiscal 2011 total revenues were $255 million.

First quarter of Fiscal 2012 cash provided by operating activities was $14 million or 141% of net income, compared to $1 million or 10% of net income for the same quarter last year. First quarter of Fiscal 2012 free cash flow (which is a non-GAAP term and is defined below) was $12 million compared to $0.2 million for the same quarter last year. On a sequential quarter comparison basis, fourth quarter of Fiscal 2011 cash provided by operating activities was $19 million or 153% of net income and free cash flow was $22 million. Black Box utilized its first quarter of Fiscal 2012 free cash flow primarily to fund debt reduction of $8 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.

The Company’s six-month order backlog was $230 million at July 2, 2011 compared to $229 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $223 million at March 31, 2011.

For Fiscal 2012, the Company is targeting reported revenues of approximately $1.115 billion to $1.130 billion and corresponding operating earnings per share in the range of $3.25 to $3.40. Included in these projections is an effective tax rate of 38.0%. For the second quarter of Fiscal 2012, the Company is targeting reported revenues of approximately $278 million to $283 million and corresponding operating earnings per share in the range of 81¢ to 86¢. These targets exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.

Commenting on the first quarter of Fiscal 2012 results and the second quarter of Fiscal 2012 outlook, Terry Blakemore, President and Chief Executive Officer said, “The first quarter of Fiscal 2012 presented both strategic opportunities and near-term margin challenges for Black Box. Sequential revenue grew by 5% and we generated $14 million in cash flow from operating activities. We continued our growth plan of aggressively pursuing high quality engagements within our existing client base as well as with new strategic clients. In the long-term, we believe the incremental market share gain that will result from this approach will position Black Box to capture additional downstream quality client spend.”

“In the first quarter, we saw our gross margins decrease which is attributable to our strategic pricing initiative. I am confident that obtaining these new engagements will ultimately result in a return to historic adjusted operating income levels.”

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, August 2, 2011. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 209792. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.

Black Box is a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today’s complete communications solutions. Black Box services more than 175,000 clients in 141 countries with 197 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company’s product and services offerings, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended July 2 and 3,
In thousands, except per share amounts	2011	2010

Revenues
Products	$47,719	$46,049
On-Site services	220,707	217,547

Total	268,426	263,596
Cost of sales
Products	26,267	24,818
On-Site services	155,578	149,164

Total	181,845	173,982
Gross profit	86,581	89,614
Selling, general & administrative expenses	66,644	63,620
Intangibles amortization	3,059	3,102

Operating income	16,878	22,892
Interest expense (income), net	1,065	1,690
Other expenses (income), net	292	1

Income before provision for income taxes	15,521	21,201
Provision for income taxes	5,898	8,057

Net income	$9,623	$13,144

Earnings per common share
Basic	$0.54	$0.75

Diluted	$0.53	$0.75

Weighted-average common shares outstanding
Basic	17,975	17,564

Diluted	18,145	17,597

Dividends per share	$0.07	$0.06

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	July 2, 2011	March 31, 2011

Assets
Cash and cash equivalents	$32,191	$31,212
Accounts receivable, net	149,714	156,682
Inventories, net	58,758	52,014
Costs/estimated earnings in excess of billings on uncompleted contracts	107,036	103,853
Other assets	29,221	27,483

Total current assets	376,920	371,244
Property, plant and equipment, net	24,077	23,427
Goodwill	655,375	650,024
Intangibles, net	117,080	120,133
Other assets	5,460	7,155

Total assets	$1,178,912	$1,171,983

Liabilities
Accounts payable	$82,299	$71,463
Accrued compensation and benefits	24,186	35,329
Deferred revenue	34,022	36,043
Billings in excess of costs/estimated earnings on uncompleted contracts	19,311	17,462
Income taxes	11,205	11,957
Other liabilities	32,287	34,395

Total current liabilities	203,310	206,649
Long-term debt	173,040	181,127
Other liabilities	22,948	17,948

Total liabilities	$399,298	$405,724
Stockholders’ equity
Common stock	$26	$26
Additional paid-in capital	473,671	470,367
Retained earnings	608,284	599,923
Accumulated other comprehensive income	22,734	19,523
Treasury stock	(325,101)	(323,580)

Total stockholders’ equity	$779,614	$766,259

Total liabilities and stockholders’ equity	$1,178,912	$1,171,983

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended July 2 and 3,

In thousands	2011	2010

Operating Activities
Net income	$9,623	$13,144
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,479	4,686
Loss (gain) on sale of property	(17)	(17)
Deferred taxes	2,701	2,263
Stock compensation expense	3,372	3,002
Change in fair value of interest-rate swap	(912)	(532)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	7,513	(6,774)
Inventories, net	(6,582)	(2,103)
Costs/estimated earnings in excess of billings on uncompleted contracts	(3,146)	(14,111)
All other assets	(621)	(2,668)
Billings in excess of costs/estimated earnings on uncompleted contracts	1,842	4,372
All other liabilities	(4,650)	(14)

Net cash provided by (used for) operating activities	$13,602	$1,248
Investing Activities
Capital expenditures	$(2,036)	$(940)
Capital disposals	18	44
Acquisition of businesses (payments)/recoveries	—	—
Prior merger-related (payments)/recoveries	(334)	(1,683)

Net cash provided by (used for) investing activities	$(2,352)	$(2,579)
Financing Activities
Proceeds from borrowings	$52,429	$48,465
Repayment of borrowings	(60,588)	(49,367)
Deferred financing costs	—	—
Proceeds from the exercise of stock options	—	78
Purchase of treasury stock	(1,521)	(482)
Payment of dividends	(1,075)	(1,053)

Net cash provided by (used for) financing activities	$(10,755)	$(2,359)
Foreign currency exchange impact on cash	$484	$(240)

Increase / (decrease) in cash and cash equivalents	$979	$(3,930)
Cash and cash equivalents at beginning of period	31,212	20,885

Cash and cash equivalents at end of period	$32,191	$16,955

Non-GAAP Financial Measures

As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations of the Company’s management (“Management”) regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.

Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled and (iv) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Free cash flow

Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.

Net capital expenditures

The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash

Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.

Proceeds from stock option exercises

The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.

A reconciliation of cash provided by operating activities to free cash flow is presented below:

	1Q12	4Q11	1Q11

Cash provided by operating activities	$13,602	$18,793	$1,248
Net capital expenditures	(2,018)	(2,222)	(896)
Foreign currency exchange impact on cash	484	685	(240)

Free cash flow before stock option exercises	$12,068	$17,256	$112
Proceeds from stock option exercises	—	4,527	78

Free cash flow	$12,068	$21,783	$190

Operating net income and operating earnings per share

Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions and the change in fair value of the interest-rate swaps each of which are non-cash charges. Management’s reason for exclusion of each item is explained in further detail below.

Amortization of intangible assets on acquisitions

The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Change in fair value of the interest-rate swaps

To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

The following table represents the Company’s pre-tax reconciling items:

	1Q12	4Q11	1Q11

Amortization of intangible assets on acquisitions	$3,049	$3,083	$3,093
Change in fair value of the interest-rate swaps	(912)	(1,048)	(532)

Total pre-tax reconciling items	$2,137	$2,035	$2,561

A reconciliation of net income to operating net income is presented below:

	1Q12	4Q11	1Q11

Net income	$9,623	$12,258	$13,144
% of Revenue	3.6%	4.8%	5.0%
Reconciling items, after tax [1]	1,325	1,260	1,588

Operating net income	$10,948	$13,518	$14,732
% of Revenue	4.1%	5.3%	5.6%

1 The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.

A reconciliation of diluted EPS to operating EPS is presented below:

	1Q12	4Q11	1Q11

Diluted EPS	$0.53	$0.68	$0.75
EPS impact of reconciling items	0.07	0.07	0.09

Operating EPS	$0.60	$0.75	$0.84

EBITDA and Adjusted EBITDA

Management believes that EBITDA, defined as Net income plus provision for income taxes, interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.

A reconciliation of income before provision for income taxes to EBITDA and Adjusted EBITDA is presented below:

	1Q12	4Q11	1Q11

Net income	$9,623	$12,258	$13,144
Provision for income taxes	5,898	7,531	8,057
Interest	1,065	970	1,690
Depreciation/Amortization	4,479	4,550	4,686

EBITDA	$21,065	$25,309	$27,577
Stock-based compensation expense	3,372	2,271	3,002

Adjusted EBITDA	$24,437	$27,580	$30,579

Supplemental Information

The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the first quarter of Fiscal 2012, fourth quarter of Fiscal 2011 and first quarter of Fiscal 2011. All dollar amounts are in thousands unless noted otherwise.

Geographical Segment Results

Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	1Q12	4Q11	1Q11

Revenues
North America	$233,337	$220,702	$230,484
Europe	26,354	25,035	24,942
All Other	8,735	9,293	8,170

Total	$268,426	$255,030	$263,596
Operating income
North America	$13,986	$18,189	$19,167
% of North America revenues	6.0%	8.2%	8.3%
Europe	$2,278	$1,692	$2,336
% of Europe revenues	8.6%	6.8%	9.4%
All Other	$614	$1,302	$1,389
% of All Other revenues	7.0%	14.0%	17.0%

Total	$16,878	$21,183	$22,892
% of Total revenues	6.3%	8.3%	8.7%
Reconciling items (pre-tax)
North America	$3,049	$3,083	$3,093
Europe	—	—	—
All Other	—	—	—

Total	$3,049	$3,083	$3,093
Adjusted operating income
North America	$17,035	$21,272	$22,260
% of North America revenues	7.3%	9.6%	9.7%
Europe	$2,278	$1,692	$2,336
% of Europe revenues	8.6%	6.8%	9.4%
All Other	$614	$1,302	$1,389
% of All Other revenues	7.0%	14.0%	17.0%

Total	$19,927	$24,266	$25,985
% of Total revenues	7.4%	9.5%	9.9%

Service Type Results

Management is presented with and reviews revenues and gross profit for Data Infrastructure, Voice Communications and Technology Products which are presented below:

	1Q12	4Q11	1Q11

Revenues
Data Infrastructure	$62,381	$59,883	$53,957
Voice Communications	158,326	148,158	163,590
Technology Products	47,719	46,989	46,049

Total	$268,426	$255,030	$263,596
Gross profit
Data Infrastructure	$15,648	$15,434	$14,350
% of Data Infrastructure revenues	25.1%	25.8%	26.6%
Voice Communications	$49,481	$49,211	$54,033
% of Voice Communications revenues	31.3%	33.2%	33.0%
Technology Products	$21,452	$22,079	$21,231
% of Technology Products revenues	45.0%	47.0%	46.1%

Total	$86,581	$86,724	$89,614
% of Total revenues	32.3%	34.0%	34.0%

Same-office revenue comparisons

Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, all of the revenue from offices added as shown below relates to Voice Communications in the Company’s North America segment. Reported same-office comparisons of consolidated revenues, therefore, can be determined by excluding the revenues for Voice Communications in the Company’s North America segment from offices added since April 1, 2010 (for comparison of 1Q12 to 1Q11) or January 2, 2011 (for comparison of 1Q12 to 4Q11) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	1Q12	1Q11	% Change

Reported revenues	$268,426	$263,596	2%
Less revenue from Voice Communications offices added since 4/1/10 (1Q11)	(10,530)	—

Reported revenues on same-office basis	$257,896	$263,596	(2)%
Foreign currency impact	(4,260)	—

Revenues on same-office basis (excluding foreign currency impact)	$253,636	$263,596	(4)%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	1Q12	4Q11	% Change

Reported revenues	$268,426	$255,030	5%
Less revenue from Voice Communications offices added since 1/2/11 (4Q11)	—	—

Reported revenues on same-office basis	$268,426	$255,030	5%
Foreign currency impact	(1,357)	—

Revenues on same-office basis (excluding foreign currency impact)	$267,069	$255,030	5%

Significant Balance Sheet ratios and Other Information

Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	1Q12		4Q11		1Q11

Accounts receivable
Gross accounts receivable	$156.5		$163.8		$155.6
Reserve $ / %	6.8	4.3%	7.1	4.3%	8.6	5.5%

Net accounts receivable	$149.7		$156.7		$147.0
Days sales outstanding	46 days		49 days		47 days
Aggregate days sales outstanding	78 days		81 days		77 days
Inventory
Gross inventory	$78.9		$71.9		$73.1
Reserve $ / %	20.1	25.5%	19.9	27.6%	19.7	27.0%

Net inventory	$58.8		$52.0		$53.4
Net inventory turns	9.4x		9.2x		9.5x
Six-month order backlog	$230		$223		$229
Team members	4,334		4,413		4,386